News Release

For Immediate Release	For Further Information, Contact:
July 25, 2007	George Lancaster, Hines 713/966-7676 George_lancaster@hines.com

HINES REIT ACQUIRES 3 HUNTINGTON QUADRANGLE

(MELVILLE, NEW YORK) – The New York office of Hines, the international real estate firm, announced today that Hines REIT has acquired 3 Huntington Quadrangle from AEW Capital Management. The Class A two-building complex is located in Western Suffolk County, one of the largest office submarkets in Long Island, New York. In the negotiation, AEW Capital management was represented by commercial real estate services firm Cushman & Wakefield, and Hines represented Hines REIT. Hines is the sponsor of Hines REIT, and is responsible for the management and leasing of its assets.

3 Huntington Quadrangle is comprised of two four-story buildings totaling approximately 408,000 rentable square feet of office and retail space, and they are connected by a central lobby. Designed by architect William Schroeder and constructed in 1971, the property underwent a major renovation in 1999, which included upgrades such as a newly designed lobby entrance and refurbished public corridors and elevators. Surface parking for 1,500 cars is provided.

The property is 83 percent leased to tenants including Empire Blue Cross Blue Shield, CIGNA, Cendant, Sovereign Bank and St. Paul Travelers.

“The acquisition of 3 Huntington Quadrangle will further enhance the Hines REIT portfolio with the building’s ideal location in the highly sought after Long Island marketplace,” said Charles Hazen, president of Hines REIT.

“This is an exciting opportunity for Hines to add value through improving building operations and the tenant experience by implementing a substantial capital improvement program focused primarily on upgrading the property’s mechanical and electrical systems,” said Hines Vice President Bart Swenson.

“The significant activity generated by this offering and Hines’ commitment to acquire 3 Huntington Quadrangle validates the continued institutional interest in Long Island commercial real estate,” said Andy Merin, vice chairman of Cushman & Wakefield, who handled the sale of the building.

“We are extremely pleased to have been retained by Hines to continue the leasing and marketing program of this fine asset,” said Robert Seidenberg, senior vice president at CB Richard Ellis. “With its great infrastructure, strong tenant base and prime location, we believe 3 Huntington Quadrangle will prove to be a great investment for Hines.”

Hines REIT is a Houston-based public real estate investment trust sponsored by Hines. Hines REIT commenced operations in November 2004 and primarily invests in institutional-quality office properties located in the United States. Including this acquisition, Hines REIT currently owns interests in 37 properties, two of which are located outside of the United States. For additional information about Hines REIT, please see www.hinesreit.com.

Hines is a fully integrated real estate investment and management firm that has been investing in real estate and providing acquisition, development, financing, property management, leasing or disposition services for over 50 years. With offices in 67 U.S. cities and 15 foreign countries, and controlled assets valued at approximately $16 billion, Hines is one of the largest real estate organizations in the world. Access www.hines.com for more information on Hines.

Statements in this news release, including but not limited to those relating to intentions, beliefs, expectations, projections, plans or predictions, including effects and results of the acquisition and other statements that are not historical facts are forward looking statements that are based on current expectations and assumptions that may prove incorrect or inaccurate. Important factors that could cause actual results to differ materially from those in the forward looking statements include risks associated with property acquisitions, changes in general economic and real estate market conditions, interest rate fluctuations, competition, dependence on tenants’ financial condition, dependence on Hines and other risks described in the “Risk Factors” sections of Hines REIT’s Registration Statement on Form S-11, its Annual Report on Form 10-K, and its other filings with the Securities and Exchange Commission.